Exhibit 99.4

Williams Controls Reannounces Third Quarter Earnings


Updated: Friday, August 16, 2002 02:39 PM ET



PORTLAND, Ore., Aug. 16 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (OTC Bulletin Board: WMCO) issued its earnings release for the third quarter of fiscal 2002 yesterday. In that release, two lines relating to investment impairment losses on Ajay and asset impairment losses on Premier Plastic Technologies (PPT) were inadvertently dropped from the unaudited condensed consolidated statements of operations. The omitted lines related to the nine months ended June 30, 2002 and 2001 only. Reported sales, net income (loss) and earnings per share were not affected by the omission. Following is the statement of operations including the omitted lines.


The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of section 21e of the securities exchange act of 1934, as amended, and section 27a of the securities act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the continued availability of the financing to fund the company's operations. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.

                           Williams Controls, Inc.

          Unaudited Condensed Consolidated Statements of Operations
               (Dollars in thousands, except per share amounts)

                      Three Months   Three Months   Nine Months   Nine Months
                         Ended          Ended         Ended          Ended
                        6/30/02        6/30/01       6/30/02        6/30/01
   Sales                $13,467        $12,601       $37,733        $42,610
   Cost of sales          9,487         10,533        27,572         35,364
   Gross margin           3,980          2,068        10,161          7,246
Research and
    development             856          1,213         2,515          3,180

   Selling                  360            292           962          1,058
   Administration         1,443          1,970         4,735          6,748
Loss on impairment
    of investment - Ajay      -              -         3,565              -

Loss on impairment of
    assets - PPT              -              -             -          1,996

Loss on impairment of
    assets - ProActive        -              -             -          4,366

Gain on sale of land
    and building - Aptek      -         (1,837)            -         (1,837)

Gain on sale of
    GeoFocus                  -         (2,486)            -         (2,486)

Other (income)
    expenses                (70)         1,132         1,458          3,248

Income (loss) before
    income taxes          1,391          1,784        (3,074)        (9,027)

   Income tax benefit       231              -           231              -
Net income (loss)
    from continuing

    operations            1,622          1,784        (2,843)        (9,027)
Discontinued
    Operations-Gain

    from exchange of
    building for debt
    of the previously
    discontinued
    agricultural
    equipment segment         -              -           417              -
   Net income (loss)      1,622          1,784        (2,426)        (9,027)
Dividends on
    preferred stock        (348)          (147)         (882)          (896)

Net income (loss)
    allocable to common

    shareholders         $1,274         $1,637       $(3,308)       $(9,923)
Net income (loss)
    per common

    share - basic         $0.06          $0.08        $(0.17)        $(0.50)
Net income (loss)
    per common

    share - diluted       $0.06          $0.07        $(0.17)        $(0.50)
Weighted avg. shares
    used in per share

    calculation -
    basic            19,928,522     19,921,114    19,927,411     19,921,114
Weighted avg.
    shares used

    in per share
    calculation -
    diluted          21,037,522     26,356,023    19,927,411     19,921,114

SOURCE Williams Controls, Inc.


CONTACT: Dennis E. Bunday, Executive Vice President, Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600